Exhibit (h)(2)

APPENDIX A

Amended and Restated January 31, 2011

AML SERVICES

With respect to transactions in shares in the Fund for which Citi maintains the applicable shareholder information, Citi shall:

(a) Review and submit all shareholder financial and non-financial transactions through the Office of Foreign Assets Control Database (and such other lists or databases as may be required from time to time by applicable regulatory authorities), including screening of all shareholder accounts upon changes to such database.

(b) Screen all shareholder accounts at the request of Financial Crimes Enforcement Network (“FinCEN”) pursuant to Section 314(a) of the PATRIOT Act and report any positive “hits” to FinCEN.

(c) Monitor shareholder accounts and identify and report suspicious activities that are required to be so identified and reported, in each case consistent with the Fund’s and Citi’s AML Programs.

(d) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Fund’s and Citi’s AML Programs and in accordance with the Act and OFAC.

(e) Adopt risk-based procedures for verifying the identity of each customer to the extent reasonable and practicable, in accordance with Section 326 of the PATRIOT Act.

(f) Follow the Fund’s policy, which may change from time to time, with respect to the acceptance of cash equivalents and third party checks.

(g) Follow the Fund’s policy on accounts held by non-US persons.

(h) Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Fund’s and Citi’s AML Programs, and make the same available for inspection by (i) the Fund’s AML Compliance Officer, and (ii) any auditor of the Fund’s AML Program or related procedures, policies or controls that has been designated by the Fund in writing.

(i) Permit regulators access to information and records maintained by Citi and relating to Citi’s implementation of the AML procedures, on behalf of the Fund, as they may request, and permit regulators to inspect Citi’s implementation of the AML procedures on behalf of the Fund.

(j) Prepare and file a SAR-SF with FinCEN on behalf of the Fund.

(k) Prepare and file applicable reports with OFAC on behalf of the Fund.

(l) Notify the AML Compliance Officer of any prospective direct foreign account prior to opening such account.

(m) Notify the AML Compliance Officer if a current account’s status changes such that the resulting status may implicate Section 312 of the PATRIOT Act.

Implement procedures pursuant to Section 312 of the PATRIOT Act, as necessary. .